SCANA Corporation
2007 - 2009 Projections for Capital Expenditures and Cash Flow

Projected Capital Expenditures (CAPEX)
(millions of dollars)
	2007	2008	2009	3-Year Total
SCE&G:
New Generating Capacity - 2009 ICT	-	$45	$45	$90
- 2015 Nuclear	$39	35	78	152
Environmental (see below)	133	242	84	459
Other Electric	272	285	253	810
Nuclear Fuel	55	6	26	87
Gas	50	59	52	161
Common	27	9	12	48
Other	1	--	--	1
Total SCE&G	577	681	550	1,808
PSNC Energy	81	81	73	235
Other Companies Combined	70	79	69	218
Total SCANA	$728	$841	$692	$2,261

Projected Environmental CAPEX (included above)	2007	2008	2009	3-Year Total
(millions of dollars)

Scrubbers - Williams & Wateree Station	$97	$200	$72	$369
NOX Reduction - Cope Station	23	26	3	52
Other	13	16	9	38
Total Environmental	$133	$242	$84	$459

Projected Cash Flow
(millions of dollars)
	2007	2008	2009	3-Year Total
Net Cash Provided From Operating Activities, minus Dividends	$497	$493	$459	$1,449
CAPEX	728	841	692	2,261
Requirement	$231	$348	$233	$812

SAFE HARBOR STATEMENT

This presentation includes projections that are considered "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, estimated construction and other expenditures, environmental regulations and expenditures, estimated cash flow, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, and factors affecting the availability of synthetic fuel tax credits. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation and environmental regulations; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA, and together with its subsidiaries, the “Company”); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for the Company’s regulated and diversified subsidiaries; (7) the results of financing efforts; (8) changes in accounting principles and in the Company’s accounting policies; (9) weather conditions, especially in areas served by the Company’s subsidiaries; (10) payment by counterparties as and when due; (11) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (12) performance of the Company's pension plan assets; (13) inflation; (14) compliance with regulations; and (15) the other risks and uncertainties described from time to time in the Company’s periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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